LOAN AGREEMENT

This Loan Agreement dated as of December 23, 2010, is by and between Daktronics, Inc., a South Dakota corporation (the “Borrower”), and Bank of America, N.A., a national banking association (the “Lender”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms.  As used in this Agreement the following terms shall have the following respective meanings:

“Alternative Borrowing”: As defined in Section 2.1.

“Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of South Dakota) on which national banks are permitted to be open for business in Sioux Falls, South Dakota.

“Closing Date”: The date on which the conditions set forth in Section 3.1 have been satisfied and the Loan is closed.

“Default”: Any event which, with the giving of notice (whether such notice is required under Section 6.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Default Rate”: As defined in the Revolving Note.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Event of Default”: Any event described in Section 6.1.

“Foreign Subsidiaries”: The following foreign, wholly owned subsidiaries of Borrower: Daktronics Canada, Inc., Daktronics, GmbH, Daktronics UK, Ltd, Daktronics Hong Kong Ltd, Daktronics Shanghai Ltd, Daktronics France SARL, Daktronics Beijing, Daktronics Australia PTY LTD, Daktronics Japan, Inc. and Daktronics FZE.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Governmental Requirements”: All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements applicable to Borrower and Lender.

“Guaranty”: The Guaranty of even date herewith executed by Borrower in favor of Lender, wherein Borrower unconditionally and without limitation guarantees any Alternative Borrowing extended to Borrower’s Foreign Subsidiaries.

“Loan Documents”: This Agreement, the Revolving Note, the Guaranty and any other document collateral to or as security for the Revolving Loan.

“Obligations”: Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Revolving Note, or under the Guaranty, when and as due, whether by acceleration or otherwise and all fees, expenses, indemnities, reimbursements and other obligations of Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

“Person”: Any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Regulatory Change”: Any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Revolving Loan”: As defined in Section 2.1.

“Revolving Loan Maturity Date”: November 15, 2011.

“Revolving Note”: The Revolving Note dated of even date herewith, in the amount of the Revolving Loan, executed by Borrower and payable to the order of Lender.

Section 1.2 Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 1.3 Other Definitional Terms, Terms of Construction.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and include all necessary definitions and related provisions from such other agreements.  All covenants, terms, definitions and other provisions from other agreements incorporated into this Agreement by reference shall survive any termination of such other agreements until the obligations of Borrower under this Agreement, the Revolving Note and the Guaranty are irrevocably paid in full.

ARTICLE II

TERMS OF REVOLVING LOAN AND ALTERNATIVE BORROWING

Section 2.1 Revolving Loan.  Upon the terms and subject to the conditions hereof, Lender agrees to make available a revolving loan (the “Revolving Loan”) to Borrower of Ten Million and No/100 Dollars ($10,000,000.00) on the Closing Date.  Borrower may obtain advances, prepay and obtain new advances under the Revolving Loan, subject to the prepayment provisions of Section 2.2.  Lender also agrees to made available to the Foreign Subsidiaries letters of credit, multicurrency borrowings and bank guarantees (“Alternative Borrowing”), in an amount not to exceed the Revolving Loan amount, it being understood and agreed that the amount available to be borrowed under the Revolving Loan shall be correspondingly reduced by the face amount of all Alternative Borrowing issued.  Lender shall charge an origination fee equal to a per annum basis of .50% of the face amount of any international letters of credit issued hereunder, payable in advance quarterly on the last day of the prior calendar quarter, as well as charge its standard issuance, documentation and examination fees therefor.  All Alternative Borrowing shall have an expiration date on or before November 15, 2011.  Lender shall have no obligation to issue Alternative Borrowing, or to amend, extend, renew or replace any Alternative Borrowing, unless it is in form and substance acceptable to Lender.  The Alternative Borrowing shall be guaranteed by Borrower’s Guaranty.

Section 2.2 The Revolving Note; Interest and Repayment.  The Revolving Loan shall be evidenced by the Revolving Note.  Lender shall enter in its ledgers and records the payments made on the Revolving Loan, and Lender is authorized by Borrower to enter on a schedule attached to the Revolving Note a record of such payments.  The Revolving Note shall accrue interest and shall be payable, together with interest thereon, and may be prepaid, in whole or in part at any time without penalty.  If not sooner paid, the Revolving Note, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Revolving Loan Maturity Date.  Lender shall not be required to permit advances under the Revolving Loan or to extend Alternative Borrowing if Borrower remains in default following the occurrence of an Event of Default that remains uncured subsequent to the expiration of any applicable cure period.

Section 2.3 Use of Proceeds.  The proceeds of the Revolving Loan shall be used for operations in the ordinary course of business and for capital expenditures.

Section 2.4 Unused Commitment Fee.  Borrower shall pay Lender an unused commitment fee in the amount of 0.125% of the difference between the maximum amount of the Revolving Loan amount and the average principal amount outstanding under the Revolving Loan amount for the preceding quarterly period, which shall include amounts allocated to Alternative Borrowing.  Such fee shall be payable on or before the 30th day after the end of each calendar quarter.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions of the Loan.  The obligation of Lender to make the Revolving Loan hereunder shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

3.1(a) Documents.  Lender shall have received the following documents:

(i) The opinion of counsel to Borrower covering such matters as Lender may request.

(ii) A copy of the corporate resolutions authorizing the execution, delivery and performance of the Loan Documents by Borrower, and containing an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of Borrower authorized to execute the Loan Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of Borrower.

(iii) A certificate of good standing for Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date not more than 15 days prior to the Closing Date.

3.1(b) Other Matters.  All organizational and legal proceedings relating to Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to Lender and its counsel, and Lender shall have received all information and copies of all documents, including records of corporate proceedings, which it may reasonably have requested in connection therewith, such documents where appropriate to be certified by Borrower or governmental authorities.

3.1(c) Fees and Expenses.  Lender shall have received amounts due and payable by Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to Lender payable pursuant to Section 7.2.

3.1(d) No Default.  All representations and warranties of Borrower made in this Agreement shall remain true and correct and no Default or Event of Default shall exist.

3.1(e) No Material Adverse Change.  There shall not have occurred a material adverse change since July 31, 2010, in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower or its subsidiaries, taken as a whole or in the facts an information regarding such entities as represented to date.

3.1(f) No Actions.  The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or Government Authority that purports (a) to materially and adversely affect Borrower or its subsidiaries or (b) to affect any transaction contemplated hereby or the ability of Borrower and its subsidiaries or any other obligor under the guarantees or security documents to perform their respective obligations under the Loan Documents.

3.1(g) Intercreditor Agreement.  Receipt by Lender of an Intercreditor Agreement between Lender and US Bank on terms acceptable to Lender wherein, among other things, all debt will be cross-defaulted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

Section 4.1 Organization, Standing, Etc.  Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the state of South Dakota, and has all requisite corporate power and authority to own its properties and to carry on its business as now conducted, to enter into this Agreement and the other Loan Documents to which it is a party and to issue the Revolving Note and Guaranty and to perform its obligations hereunder and thereunder.  This Agreement, the Revolving Note, the Guaranty and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action and when executed and delivered will be the legal and binding obligations of Borrower.  The execution, delivery and performance of this Agreement, the Revolving Note, the Guaranty and the other Loan Documents to which it is a party will not violate Borrower’s Articles of Incorporation or Bylaws or any law applicable to Borrower, and will not violate or cause a default under or permit acceleration of any agreement to which Borrower is a party.  Except for consents, approvals and exemptions previously obtained (copies of which have been delivered to Lender), no approval of or exemption by any Person is required in connection with Borrower’s execution, delivery and performance of this Agreement, the Revolving Note, the Guaranty and the other Loan Documents to which it is a party.  To Borrower’s knowledge, it is not in material default (beyond any applicable grace period) in the performance of any material agreement, order, writ, injunction, decree or demand to which it is a party or by which it is bound.

Section 4.2 Financial Statements and No Material Adverse Change.  Borrower’s audited financial statements as of May 1, 2010, and its unaudited financial statements as of October 30, 2010, as filed with the Securities and Exchange Commission, have been prepared in accordance with GAAP.  Borrower has no material obligation, liability or asset not disclosed in such financial statements, and there has been no material adverse change in the condition of Borrower since the dates of such financial statements.

Section 4.3 Litigation.  Except as otherwise disclosed to Lender, there are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower which, if determined adversely to Borrower, would have a material adverse effect on the condition of Borrower or on the ability of Borrower to perform its obligations under the Loan Documents.  Borrower is not in violation of any Governmental Requirement where such violation could reasonably be expected to impose a material liability on Borrower.

Section 4.4 Taxes.  Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of Borrower).

Section 4.5 Subsidiaries.  Except for the Foreign Subsidiaries, Borrower has no operating subsidiaries except Daktronics Installation, Inc. (all of such subsidiaries being hereinafter referred to collectively as the “Subsidiaries”).

Section 4.6 Employee Benefit Plans.  Except as disclosed in writing to Lender: (a) Borrower is not an employee benefit plan as defined in Section 3(1) of ERISA, whether or not subject to ERISA; (b) no assets of Borrower constitute assets of any such plan under ERISA regulations or rulings; (c) with respect to any such plan that Borrower sponsors, participates in or has fiduciary duties with respect to, Borrower has materially complied with all federal and state laws, plan documents and funding requirements; (d) Borrower does not sponsor, participate in, or have fiduciary duties with respect to any defined benefit pension plan subject to Title IV of ERISA or any multi-employer pension plan as defined in Section 3(37)(A) of ERISA or any plan providing medical or other welfare benefits to retirees or other former employees (except as required by federal or state law); and (e) Borrower is not (and has not ever been) a member of a group of trades or businesses (whether or not incorporated) that is treated as a single employer under Section 414 of the Internal Revenue Code.

Section 4.7 Federal Reserve Regulations.  Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System or any successor thereto).  The value of all margin stock owned by Borrower does not constitute more than 25% of the value of the assets of Borrower.

Section 4.8 OFAC.  Borrower and each Subsidiary of Borrower is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  Neither Borrower nor any Subsidiary of Borrower (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

Section 4.9 Patriot Act.  Borrower and each of its Subsidiaries are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE V

COVENANTS

Until the Revolving Note, Guaranty and all of Borrower’s other Obligations shall have been paid and performed in full, unless Lender shall otherwise consent in writing:

Section 5.1 Financial Statements and Reports.  Borrower will furnish to Lender:

5.1(a) As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of Borrower, financial statements of Borrower consisting of at least statements of income, cash flow and changes in stockholders’ equity, a balance sheet as at the end of such year, and a statement of contingent liabilities as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by an independent Certified Public Accountant or other independent certified public accountants of recognized regional standing selected by Borrower, as the case may be, and acceptable to Lender.  Notwithstanding the foregoing, if Borrower is in compliance with all filing requirements of the Securities and Exchange Commission (“SEC”) and timely files all of the foregoing information with the SEC, Borrower shall not be obligated to also provide such financial information to Lender.

5.1(b) As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, unaudited financial statements for Borrower for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, substantially similar to the annual audited statements.  Notwithstanding the foregoing, if Borrower is in compliance with all filing requirements of the SEC and timely files all of the foregoing information with the SEC, Borrower shall not be obligated to also provide such financial information to Lender.

5.1(c) Immediately upon any officer of Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrower proposes to take with respect thereto.

5.1(d) From time to time, such other information regarding the business, operation and financial condition of Borrower as Lender may reasonably request.

Section 5.2 Books and Records.  Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.3 Inspection.  Borrower will permit any Person designated by Lender to visit and inspect any of the properties, books and financial records of Borrower, to examine and to make copies of the books of accounts and other financial records of Borrower, and to discuss the affairs, finances and accounts of Borrower with its President/Chief Executive Officer and Chief Financial Officer/Treasurer at such reasonable times and intervals as Lender may designate.

Section 5.4 Existence.  Borrower will maintain its existence in good standing under the laws of its jurisdiction of incorporation or formation, and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude Borrower from enforcing its rights with respect to any material asset or would expose Borrower to any material liability.

Section 5.5 Notice of Litigation.  Borrower will give prompt written notice to Lender of the commencement of any action, suit or proceeding affecting Borrower alleging claims of Five Hundred Thousand and No/100 Dollars ($500,000.00) or more which Borrower reasonable believes may result in a material loss. To the extent Borrower discloses such litigation in its Securities and Exchange Commission filings, such filing shall be considered written notice.

Section 5.6 Employee Benefit Plans.  Borrower shall neither take any action, nor omit to take any action, if such action or omission would result in any of the statements set forth in Section 4.6 (including any written disclosures made by Borrower to Lender under Section 4.6) becoming inaccurate or misleading at any time while the Revolving Note and Guaranty remain outstanding.

Section 5.7 Insurance.  Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable companies engaged in the same or similar business.

Section 5.8 Payment of Taxes.  Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property.

Section 5.9 Maintenance of Properties, Compliance.  Borrower will maintain its properties in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.  Borrower will comply in all material respects with all laws, rules and regulations to which it may be subject.

Section 5.10 Sale of Assets.  Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business, except for the sale of demonstration equipment, and except for advertising rights.

Section 5.11 Financial Covenants.  Borrower shall comply at all times with the following financial covenants:

Basic Fixed Charge Coverage Ratio.  Maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 2.0:1.0 tested on an annual basis as of the end of each fiscal year.  “Basic Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA minus the sum of (i) any dividends or other distributions (with the exception of the special cash dividend of $0.50 per share of common stock to be paid at the end of the second quarter of fiscal year 2011), (ii) a reserve for maintenance capital expenditures in the amount of $6,000,000.00, and (iii) tax expense to (b) all required principal and interest payments with respect to Indebtedness (including but not limited to all payments with respect to capitalized lease obligations of Borrower.)  “EBITDA” means for any period of determination, the net income of Borrower before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.  “Indebtedness” means all interest-bearing obligations, including those represented by bonds, debentures, or other debt securities, except principal reductions on the Revolving Note.

Funded Debt to EBITDA Ratio.  Maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 1.00:1.0 tested on a fiscal quarterly basis.  “Funded Debt” means all interest bearing obligations, including those represented by bonds, debentures, or other debt securities, excluding any long-term contractual obligations related to marketing transactions whose source of payment is underlying advertising agreements.  This ratio will be calculated at the end of each reporting period for which Lender requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period.

Dividends.  With the exception of a special cash dividend of $0.50 per share of common stock approved by Borrower’s board of directors to be paid at the end of the second quarter of fiscal 2011, Borrower will not pay in excess of the current year’s net profit after tax any dividends or otherwise make any distributions or, or redemptions of, any of its outstanding stock.

Section 5.12 Liens.  Create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, including, but not limited to, any lien to US Bank, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and fully disclosed to Lender and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted hereunder.

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA;

(f) Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(g) Liens securing judgments for the payment of money not constituting an Event of Default hereunder or securing appeal or other surety bonds related to such judgments.

Section 5.13 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness to other parties (excepting therefrom any Indebtedness to US Bank) which in the aggregate exceeds $10,000,000.00.

Section 5.14 Change in Ownership, Management or Nature of Business.  Change its ownership, management or line of business in a manner substantially different than exists on the date hereof.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.1 Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

6.1(a) Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Revolving Note, the Guaranty or any other obligations of Borrower to Lender pursuant to this Agreement or any of the other Loan Documents.

6.1(b) Any representation or warranty made by or on behalf of Borrower in this Agreement or any of the other Loan Documents or by or on behalf of Borrower in any certificate, statement, report or document herewith or hereafter furnished to Lender pursuant to this Agreement or any of the other Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

6.1(c) Borrower shall fail to comply with any covenant contained herein.

6.1(d) A sale, transfer, conveyance or encumbrance of Borrower’s properties except as permitted under Section 5.10.

6.1(e) Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement or any of the other Loan Documents (other than those hereinabove set forth in this Section 6.1) and such failure to comply shall continue for thirty (30) calendar days after whichever of the following dates is the earliest: (i) the date Borrower gives notice of such failure to Lender, (ii) the date Borrower should have given notice of such failure to Lender pursuant to Section 5.1, or (iii) the date Lender gives notice of such failure to Borrower.

6.1(f) Borrower shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of itself or for a substantial part of its property, or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for Borrower or for a substantial part of the property thereof and shall not be discharged within forty-five (45) days, or Borrower shall make an assignment for the benefit of creditors.

6.1(g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against Borrower and, if instituted against Borrower, shall have been consented to or acquiesced in by Borrower, as the case may be, or shall remain undismissed for sixty (60) days, or an order for relief shall have been entered against Borrower.

6.1(h) Any dissolution or liquidation proceeding shall be instituted by or against Borrower and, if instituted against Borrower, shall be consented to or acquiesced in by Borrower, as the case may be, or shall remain for forty-five (45) days undismissed.

6.1(i) A judgment or judgments for the payment of money in excess of the sum of One Million and No/100 Dollars ($1,000,000.00) in the aggregate, excluding any amount covered by insurance, shall be rendered against Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than sixty (60) days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

6.1(j) The maturity of any material indebtedness of Borrower (other than the Revolving Loan and Guaranty) shall be accelerated, or Borrower shall fail to pay any such material indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness to cause, such material indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, indebtedness shall be deemed “material” if it exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00) as to any item of indebtedness or in the aggregate for all items of indebtedness with respect to which any of the events described in this Section has occurred.

6.1(k) Any execution or attachment shall be issued whereby any substantial part of the property of Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within thirty (30) days after the issuance thereof.

6.1(l) Any default shall occur under any other Loan Document, and shall continue beyond any grace or cure period provided therein with respect to such default.

Section 6.2 Remedies.  If (a) any Event of Default described in Sections 6.1 (f), (g) or (h) shall occur with respect to Borrower, the Revolving Note, the Guaranty and all other obligations of Borrower to Lender under this Agreement and the other Loan Documents shall automatically become immediately due and payable, or (b) any other Event of Default shall occur and be continuing, then Lender may declare the Revolving Note, the Guaranty and all other obligations of Borrower to Lender under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Revolving Note or Guaranty or in any of the other Loan Documents to the contrary notwithstanding. Upon the occurrence of any of the events described in clauses (a) or (b) of the preceding sentence Lender may exercise all rights and remedies under this Agreement, the Revolving Note, the Guaranty and any of the other Loan Documents and under any applicable law.  In addition, Lender may cure the Event of Default on behalf of Borrower, and, in doing so, may enter upon Borrower’s properties, and may expend such sums as it may deem desirable, including attorneys’ fees, all of which shall be deemed to be advances hereunder and under the Revolving Note, even though causing the Loan to exceed the face amount of the Revolving Note, shall bear interest at the Default Rate and shall be payable by Borrower on demand.

Section 6.3 Setoff.  From time to time, in connection with the payment of principal and interest due and payable under the Revolving Note or Guaranty, and in all other instances after the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender, to charge Borrower’s accounts and deposits with Lender (general or special, time or demand, provisional or final), other than third party security accounts, and to pay over to Lender an amount equal to all amounts from time to time due and payable to the Lender hereunder, under the Revolving Note or Guaranty, or under any of the Loan Documents or other promissory notes or instruments.  Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Costs and Expenses.  Whether or not the transactions contemplated hereby are consummated, Borrower agrees to reimburse Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by Lender (including fees and expenses of Lender’s internal attorneys and those of Belin McCormick P.C., outside counsel to Lender, not to exceed $10,000.00, providing the Loan Documents are not heavily negotiated by Borrower, as  reasonably determined by Lender) in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement, the Revolving Note, the Guaranty, and the other Loan Documents, whether or not the Loan is closed.  The obligations of Borrower under this Section shall survive any termination of this Agreement.

Section 7.2 Waivers, etc.  No failure on the part of Lender or the holder of the Revolving Note or Guaranty to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies of Lender hereunder are cumulative and not exclusive of any right or remedy Lender otherwise has.

Section 7.3 Notices.  Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, electronic mail, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by electronic mail, telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.  Either party may change its address for notices by a notice given not less than five (5) Business Days prior to the effective date of the change.

Section 7.4 Successors and Assigns; Disposition of Revolving Loan.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, except that Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of Lender.  Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Revolving Loan to banks or other financial institutions.  Lender may disclose any information regarding Borrower in Lender’s possession to any prospective buyer or participant.

SECTION 7.5 GOVERNING LAW AND CONSTRUCTION.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT, THE REVOLVING NOTE AND GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF SOUTH DAKOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS OR PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.  WHENEVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT AND ANY OTHER STATEMENT, INSTRUMENT OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO, SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER SUCH APPLICABLE LAW, BUT, IF ANY PROVISION OF THIS AGREEMENT OR ANY OTHER STATEMENT, INSTRUMENT OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO SHALL BE HELD TO BE PROHIBITED OR INVALID UNDER SUCH APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT OR ANY OTHER STATEMENT, INSTRUMENT OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO.

SECTION 7.6 CONSENT TO JURISDICTION.  AT THE OPTION OF LENDER, THIS AGREEMENT, THE REVOLVING NOTE AND GUARANTY MAY BE ENFORCED IN ANY FEDERAL COURT OR SOUTH DAKOTA CIRCUIT COURT SITTING IN SIOUX FALLS, SOUTH DAKOTA; AND BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

SECTION 7.7 WAIVER OF JURY TRIAL.  EACH BORROWER AND LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE REVOLVING NOTE, THE GUARANTY AND ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 7.8 Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 7.9 Number; Gender.  The singular of all terms used herein shall include the plural and the plural shall include the singular, and the use of any gender herein shall include all other genders, where the context so requires or permits.

Section 7.10 Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between Borrower and Lender with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 7.11 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

IMPORTANT: READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DAKTRONICS, INC.

By /s/ James B. Morgan
Print Name: James B. Morgan
Title Chief Executive Officer

By /s/ William R. Retterath
Print Name: William R. Retterath
Title Chief Financial Officer

Borrower’s Address:
331 – 32nd Avenue
Brookings, South Dakota 57006

BANK OF AMERICA, N.A.

By /s/ Michael T. Letsch
Print Name: Michael T. Letsch
Title: Vice President

Lender’s Address:
Bank of America, N.A.
317 – 6th Avenue
Des Moines, Iowa 50309